Exhibit 10.2

Galena Biopharma, Inc.
2000 Crow Canyon Place Suite 380
San Ramon, California 94583

August 8, 2016

Lincoln Park Capital Fund, LLC
440 North Wells, Suite 410
Chicago, Illinois 60654

Dear Ladies & Gentleman:

Reference is made to that certain Purchase Agreement, dated as of November 18, 2014 (the “Purchase Agreement”), by and between GALENA BIOPHARMA, INC., a Delaware corporation (the “Company”), and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (the “Investor”). Capitalized terms used but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

The Company and the Investor agree that effective as of the date hereof, the Purchase Agreement is amended as follows:

1.	The second sentence of Section 2(a) “Commencement of Regular Sales of Common Stock” of the Purchase Agreement is amended and replaced in its entirety with the following:

“Beginning one (1) Business Day following the Commencement Date, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Regular Purchase Notice from time to time, to purchase up to Five Hundred Thousand (500,000) Purchase Shares (each such purchase a “Regular Purchase”), at the Purchase Price on the Purchase Date, provided, however, that (i) the Regular Purchase may be increased to up to Seven Hundred Fifty Thousand (750,000) Purchase Shares, provided that the Closing Sale Price of the Common Stock is not below $0.40 on the Purchase Date, and (ii) the Regular Purchase may be increased to up to One Million (1,000,000) Purchase Shares, provided that the Closing Sale Price of the Common Stock is not below $0.75 on the Purchase Date (all of which share amounts shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction); provided, however, that the Investor’s committed obligation under any single Regular Purchase shall not exceed Two Million Dollars ($2,000,000) (which amount shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), unless the parties mutually agree to increase the dollar amount of any Regular Purchase on any Purchase Date at the applicable Purchase Price.

Exhibit 10.2

2.	The second sentence of Section 2(b) “Accelerated Purchases” of the Purchase Agreement is amended and replaced in its entirety with the following:

“The Company may deliver an Accelerated Purchase Notice to the Investor only on a Purchase Date on which the Closing Sale Price is not below $0.50 (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction).”

3.	Section 2(d) “Purchase Price Floor” is deleted in its entirety.

4.	The first sentence of Section 2(f) “Beneficial Ownership Limitation” of the Purchase Agreement is amended and replaced in its entirety with the following:

“Notwithstanding anything to the contrary contained in this Agreement, the Company shall not issue or sell, and the Investor shall not purchase or acquire, any shares of Common Stock under this Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) would result in the beneficial ownership by the Investor and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

5.	The last sentence of Section 10 “Events of Default” of the Purchase Agreement is amended and replaced in its entirety with the following:

“In addition to any other rights and remedies under applicable law and this Agreement, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, the Company shall not deliver to the Investor any Regular Purchase Notice or Accelerated Purchase Notice, and the Investor shall not purchase any shares of Common Stock under this Agreement.”

Except as expressly set forth above, all other terms and conditions of the Purchase Agreement shall remain in full force and effect, without amendment thereto.

This amendment may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Exhibit 10.2

Very truly yours,

GALENA BIOPHARMA, INC.

By: _/s/ Mark W. Schwartz
Name: Mark W. Schwartz
Title: President and CEO

Acknowledged and agreed:

LINCOLN PARK CAPITAL FUND, LLC
By: LINCOLN PARK CAPITAL, LLC
By: ROCKLEDGE CAPITAL CORPORATION

By: /s/ Josh Scheinfeld
Name:     Josh Scheinfeld
Title: President